EXHIBIT 10.11



                        SYNCOR INTERNATIONAL CORPORATION

                           DEFERRED COMPENSATION PLAN

                             EFFECTIVE JULY 1, 1991


                              AMENDED AND RESTATED

                            EFFECTIVE APRIL 19, 1993


                               TABLE OF CONTENTS

 1.  Purpose........................................................  1

 2.  Definitions....................................................  1

 3.  Selection of Participants......................................  2

 4.  Period of Participation........................................  2

 5.  Deferral of Compensation.......................................  2

 6.  Investment of Deferred Amounts.................................  3

 7.  Changes in Investment Alternatives.............................  3

 8.  Distribution...................................................  3

 9.  Additional Cash Distribution...................................  3

10.  Death Benefit..................................................  4

11.  Insurance......................................................  4

12.  Beneficiary....................................................  5

13.  Amendment or Termination.......................................  5

14.  Expenses.......................................................  5

15.  No Trust.......................................................  5

16.  No Assignability...............................................  5

17.  Withholding....................................................  6

18.  No Impact on Directorship or Employment........................  6

19.  Interpretations................................................  6

20.  Successors and Assigns.........................................  6

21.  Applicable Law.................................................  6

22.  Notice.........................................................  6



                        SYNCOR INTERNATIONAL CORPORATION
                           DEFERRED COMPENSATION PLAN
                             EFFECTIVE JULY 1, 1991
                              AMENDED AND RESTATED
                            EFFECTIVE APRIL 19, 1993

1. PURPOSE. The purpose of this Plan is to provide deferred compensation for a select group of management or highly compensated employees and directors of Syncor International Corporation.

2.  DEFINITIONS.

    a. "BENEFICIARY" shall mean the person or persons (including, without limitation, the trustees of any testamentary or inter vivos trust) designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant, or, in the absence of any such designation or in the event that such designated persons or person shall predecease such Participant, or shall not be in existence or shall otherwise be unable to receive such payments, the person or persons designated under such Participant's last will and testament or, in the absence of such designation, to the Participant's estate.

     b. "BOARD OF DIRECTORS" shall mean the board of directors of Syncor International Corporation, as constituted from time to time.

     c. "COMPANY" shall mean Syncor International Corporation, a Delaware corporation, and any successor thereof, and shall include any affiliated corporation that adopts this Plan with the consent of the Board of Directors of the Company.

     d. "COMPENSATION" shall mean payments that a Participant receives from the Company for services as a Director or as an employee, including bonuses, if any.

     e. "DEFERRED AMOUNT" shall mean an amount of Compensation deferred under this Plan up to 15% of Participant's Compensation for any Plan Year; and "NON-MATCHED DEFERRED AMOUNT" shall mean an amount of Compensation deferred under this Plan over and above a Deferred Amount for any Plan Year.

     f. "DEFERRED COMPENSATION ACCOUNT" shall mean the bookkeeping account established by the Company, directly or indirectly, to record credits for Deferred Amounts and Non-Matched Deferred Amounts under this Plan, plus earnings thereon, and to record debits for distributions to Participants or for the purchase of one or more life insurance policies (not, however, including amounts that the Participant directs be invested in investment alternatives pursuant to
Section 6). The Plan Committee may adopt such sub-accounts as the Plan Committee deems necessary or desirable.

     g. "DIRECTOR" shall mean any member of the Board of Directors of the Company who is not an employee of the Company.

     h.  "EFFECTIVE DATE OF PLAN" shall mean July l, 1991.

     i. "PARTICIPANT" shall mean any Director or employee who is participating in this Plan from time to time.

     j. "PLAN" shall mean the Syncor International Corporation Deferred Compensation Plan, as from time to time amended and in effect.

     k. "PLAN COMMITTEE" shall mean the person or persons appointed by the Chief Executive Officer of Syncor International Corporation to administer the Plan. Some of the routine administrative functions can be assigned to any department of the Company.

     l.  "PLAN YEAR" shall mean any calendar year from January 1 to December 31.

     m. "TERMINATION OF SERVICE" shall mean the termination (by death, retirement or otherwise) of a Participant's service as a Director or employee of the Company.

     n. CONSTRUCTION: The masculine gender shall be deemed to include the feminine and neuter genders; the singular to include the plural; and the plural to include the singular; in each case the context requires.
3. SELECTION OF PARTICIPANTS. The Board of Directors shall select Directors and employees of the Company who shall be eligible to become Participants from Directors and from management or highly-compensated employees of the Company who qualify for inclusion in a "select group of management or highly compensated employees" as defined in Sections 201(2), 301(a)(3), 401(a)(l) and 4021(b)(6) of the Employee Retirement Income Security Act of 1974.

4. PERIOD OF PARTICIPATION. A Participant shall continue to participate in this Plan until the amounts credited to his Deferred Compensation Account have been distributed as a result of termination of the Plan pursuant to Section 13 or his Termination of Service, but if he fails to continue to satisfy the eligibility requirements under Section 3, he no longer will be eligible to elect to defer compensation pursuant to Section 5. A Participant may notify the Plan Committee in writing that he no longer wishes to defer compensation pursuant to
Section 5 for a year or years, but this will not terminate his participation in this Plan.

5. DEFERRAL OF COMPENSATION. Each Participant who is a Director may elect to have all or a portion of his Compensation for any Plan Year deferred under this Plan, and each other Participant may elect to defer within increments of 5%, up to 25%, of his Compensation for any Plan Year. Such election shall be executed in writing by the Participant and filed with the Plan Committee, prior to the beginning of the Plan Year during which such Compensation is earned, on a form prescribed by the Plan Committee. If no such election is filed the percentage elected for the prior Plan Year shall be continued to be deferred for the new Plan Year.


6. INVESTMENT OF DEFERRED AMOUNTS. The Plan Committee may, but shall not be required to, invest a Participant's Deferred Amounts in one or more insurance policies offered by an insurance company acceptable to the Plan Committee. If such an investment is made and the insurance company offers investment alternatives, the Participant may direct that portions of his Deferred Amounts and/or Non-Matched Deferred Amounts be invested in the various alternatives in multiples of 10%. The investment results of such investments shall be credited or debited to the Participant's Deferred Compensation Account at least annually on such date or dates as determined by the Plan Committee. In the event such an investment is not made by the Plan Committee, investment results shall be credited or debited to the Participant's Deferred Compensation Account as if such an investment had been made in accordance with the investment alternatives chosen by the Participant on his deferral election form filed with the Plan Committee.

7. CHANGES IN INVESTMENT ALTERNATIVES. A Participant may direct that his Deferred Amounts, Non-Matched Deferred Amounts or future Deferred Amounts and future Non-Matched Deferred Amounts be invested in different investment alternatives for each Plan Year, if such alternatives are available. In addition, at the end of each Plan Year (and at such other times as the Plan Committee may designate), a Participant may request that the accumulated current value of all or a portion of his Deferred Compensation Account be changed from previously designated investment alternatives to newly designated investment alternatives.

8.  DISTRIBUTION.

     a. In the event that a Participant has a Termination of Service (or in the event that there is an earlier termination of the Plan pursuant to Section 13), the balance in his Deferred Compensation Account at that time, adjusted to reflect results of investments pursuant to Section 6 at that time and the cash surrender value at that time of the insurance policy, if any, in which the Participant's Deferred Compensation Account is invested on the basis of the Participant's directions, shall be paid to the Participant or his Beneficiary in a lump-sum within 30 days of the event permitting the distribution.

     b. The Plan Committee is empowered to accelerate the payment of amounts from the Participant's Deferred Compensation Account to a Participant in the event the Plan Committee determines that the Participant: (I) has become totally disabled in that he is prevented from engaging in any suitable gainful employment or occupation, based on medical evidence satisfactory to the Plan Committee, and that such disability will be permanent and continuous for the remainder of his life; or (II) has a demonstrated financial hardship, based on circumstances beyond his control, severely affecting his financial affairs or clearly endangering his family with present or impending want or deprivation.

9. ADDITIONAL CASH DISTRIBUTION. In addition to any distribution under Section 8, the Company shall pay to the Participant or his Beneficiary an additional cash payment equal to 42.857% of the distribution under Section 8 attributable to the Deferred Amount. This distribution shall be made within 30 days of the event permitting the distribution under Section 8. No additional cash payment shall be paid in connection with amounts attributable to the Non-Matched Deferred Amounts.

10. DEATH BENEFIT. If a Participant should die while participating in this Plan but before an event permitting a distribution under Section 8, his Beneficiary shall be paid a death benefit. This death benefit shall be equal to the following:

     a.  With respect to amounts attributable to the Deferred Amount the sum of:
(I) the Deferred Compensation Account; (II) the additional Cash Distribution described in Section 9; and (III) fifty percent (50%) of the difference between the portion of the Deferred Compensation Account attributable to the Deferred Account and any death benefit attributable to insurance acquired by the Company attributable to the Deferred Amounts.

     b. With respect to amounts attributable to the Non-Matched Deferred Amount, one hundred percent (100%) of the amount attributable to insurance acquired by the Company attributable to the Non-Matched Deferred Amount.

     c. Notwithstanding the forgoing, the death benefit hereunder shall be equal to the sum of Deferred Amounts and Non-Matched Deferred Amounts made by the Participant under this Plan, if the Participant commits suicide, while sane or insane, within 2 years: (I) from the date of issue of any life insurance policy purchased on the life of the Participant pursuant to Section 11; (II) from the Participant's date of entry into this Plan, if no such policy is purchased; or (III) fraudulent misrepresentations of any facts material to any application for such insurance are discovered. This provision shall apply independently to each and every life insurance policy purchased on the life of the Participant.

11. INSURANCE. The death benefit provided for in Section 10 may be provided by the purchase by the Company of one or more insurance policies on the life of the Participant. The Participant shall cooperate fully with the Company and any insurance company in applying for such insurance by submitting to all necessary medical examinations and by submitting such information as may be required by the Company or the insurance company from which the Company intends to purchase the insurance. The insurance company issuing any policy of insurance to the Company shall not be a party to this Plan and shall be bound only by the terms of the insurance policies issued by it. The cost of any insurance under a policy purchased by the Company on the life of a Participant, as opposed to amounts deposited by the Company with the insurance company for investment, shall be debited to the Participant's Deferred Compensation Account, and, prior to the time the Participant has a Termination of Service:

     a. The Company shall be the beneficiary of the insurance policy, and the Company shall keep possession of the insurance policy;

     b. All premiums due on the insurance policy shall be paid by the Company from the Participant's Deferred Compensation Account, but shall in no event exceed the Participant's Deferred Compensation Account;

     c. In the event of the death of the Participant, the Company, its successors or assigns, shall be entitled to receive the insurance proceeds under the insurance policy; and

     d. The Company shall have each and every right of ownership of such insurance policy.

     If any insurance policy is transferred by the Company to a grantor trust as described in Section 15, the trust shall be substituted for the term "Company" for purposes of this Section.

12. BENEFICIARY. At the time a Participant elects to defer Compensation pursuant to this Plan, he shall designate on a form prescribed by the Plan Committee a Beneficiary or Beneficiaries for any amount which may become payable under the Plan in the event of his death. Any such designation may be changed by a Participant at any time by filing a new Beneficiary designation on a form prescribed by the Plan Committee. The most recent Beneficiary designation filed by a Participant shall be controlling at the time of the Participant's death.

13. AMENDMENT OR TERMINATION. The Board of Directors may amend or terminate this Plan at any time, for any reason, including, but not limited to, a determination by the Board of Directors that changes in the tax laws or accounting principles negate or diminish the continued value of the Plan. No amendment or termination shall adversely affect any then existing Deferred Compensation Accounts or rights under this Plan.

14.  EXPENSES.   The expenses of administering the Plan and any grantor trust described in Section 15 shall be borne by the Company. Other expenses shall be borne by the Company but shall be debited to the applicable Participant's Deferred Compensation Account.

15. NO TRUST. No action by the Company or its Board of Directors under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant, his Beneficiary, or any other persons otherwise entitled to his Deferred Compensation Account, nor shall any of said persons have rights under any agreement or insurance policy in connection therewith between the Company and the insurance company. The status of the Participant and his Beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely those of unsecured creditors of the Company. Any insurance policy or any other asset acquired or held by the Company in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of the Participant or his Beneficiaries or to be security for the performance of the obligations of the Company, but shall be, and remain a general, unpledged, unrestricted asset of the Company at all times subject to the claims of general creditors of the Company. Notwithstanding the foregoing, the Company may transfer assets, including any insurance policies to a grantor trust of the type known as a "Rabbi Trust" with the Company as grantor and owner of such trust but with no Participant or Beneficiary having any right therein other than as a general creditor of the Company.

16. NO ASSIGNABILITY. Neither the Participant nor any other person shall acquire any right to or interest in any amount awarded to the Participant, otherwise than by actual payment in accordance with the provisions of this Plan, or have any power, voluntarily or involuntarily, to transfer, assign, anticipate, pledge, mortgage or otherwise encumber, alienate or transfer any rights hereunder in advance of any of the payments to be made pursuant to the Plan or any portion thereof. With respect to an insurance policy, neither the Participant nor his spouse nor any Beneficiary shall have any rights to transfer, assign, anticipate, pledge, mortgage or otherwise encumber, alienate or transfer any rights thereunder in advance of any right to receive any payments under the insurance policy, which payments and the rights thereto are hereby expressly declared to be non-assignable and non-transferable.

17. WITHHOLDING. The Company shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income or employment taxes relating to payments from Deferred Compensation Accounts under this Plan.

18. NO IMPACT ON DIRECTORSHIP OR EMPLOYMENT. This Plan shall not be construed to confer any right on the part of a Participant to be or remain a Director or employee of the Company or to receive any, or any particular rate of, Compensation.

19. INTERPRETATIONS. Interpretations of, and determinations related to, this Plan made by the Plan Committee in good faith, including any determinations of Deferred Amounts or Deferred Compensation Account balances, shall be conclusive and binding upon all parties; and the Company and the Plan Committee shall not incur any liability to a Participant for any such interpretation or determination so made or for any other action taken by it in connection with this Plan. This Plan under no circumstances shall be deemed a contract of insurance.

20. SUCCESSORS AND ASSIGNS. This Plan shall be binding on and inure to the benefit of the Company and the Participants and their Beneficiaries, and their respective heirs and assigns.

21. APPLICABLE LAW. The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of California.

22. NOTICE. In the event of a Participant's termination, retirement or death, he or his Beneficiary, as the case may be, should notify the Company promptly, and the Company will then provide a claimant's statement form for completion which should be returned to the Company, together with an official death certificate, if applicable. In the event that any claim hereunder is denied, the Company will provide adequate notice in writing to such Participant or Beneficiary, setting forth the specific reason for such denial and, in addition, the Company will afford reasonable opportunity for a full and fair review of those reasons.


SYNCOR INTERNATIONAL CORPORATION:


By:
   ___________________________________
   Gene R. McGrevin, President and CEO